SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 1, 2014

Date of Report (Date of Earliest Event Reported)

Total System Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10254	58-1493818
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One TSYS Way, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2310

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On May 1, 2014, James B. Lipham, Senior Executive Vice President and Chief Financial Officer of Total System Services, Inc. (“TSYS”), notified TSYS of his decision to retire from his position as Senior Executive Vice President and Chief Financial Officer of TSYS effective June 30, 2014.

(c)	On May 1, 2014, TSYS’ Board of Directors appointed Paul M. Todd, age 43, as Senior Executive Vice President and Chief Financial Officer of TSYS effective July 1, 2014. Prior to being promoted to Senior Executive Vice President and Chief Financial Officer, Mr. Todd served as Executive Vice President of Strategy, Mergers and Acquisitions, Product and Marketing for TSYS, a position he has held since January 2008. From 2002 until 2008, Mr. Todd served in various capacities with Synovus Financial Corp., TSYS’ former parent company, including President and Chief Executive Officer of Synovus Financial Management Services, a division of Synovus Financial Corp. From 1995 until 2002, Mr. Todd served in various capacities with TSYS, including Senior Director of Finance and Accounting.

In connection with his promotion to Senior Executive Vice President and Chief Financial Officer, the Compensation Committee of the Board approved an increase in Mr. Todd’s annual base salary from $356,000 to $410,000 which will be effective on July 1, 2014. Also effective on July 1, 2014, the Compensation Committee approved an increase in his target annual cash incentive award opportunity from 65% to 85% which, when pro-rated for the 2014 fiscal year, results in an increase in his target cash opportunity from $231,400 to $289,950. Additionally, and also effective on July 1, 2014, the Compensation Committee approved an increase in his target annual equity-based long-term incentive award opportunity from 100%, or $943,400, to 150%, or $1,365,000. The first award subject to this increased target equity opportunity will not be granted until 2015.

Charles D. Todd, the brother of Paul M. Todd, was employed by TSYS as a senior director of finance and accounting during 2013. Mr. Todd received $198,254 of compensation during 2013. The compensation received by Mr. Todd is determined under the standard compensation practices of TSYS. There are no family relationships between Paul M. Todd and any of TSYS’ directors or executive officers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC.

Dated: May 5, 2014	By:	/s/ Kathleen Moates
Kathleen Moates Senior Deputy General Counsel

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